January 20, 2023

Dear Stockholder:

MacKenzie Realty Capital, Inc. is pleased to announce that we are increasing the dividend again, to a rate of $0.11 per common share, our eighth consecutive quarterly increase in the dividend.  The dividend is payable to common shareholders of record as of December 31, 2022.

We are excited about our recent acquisitions, particularly of The Wiseman Company and the portfolio of properties it controls.  We recently closed on the acquisition of Woodland Corporate Center, a Class A office property in Woodland, CA, our third from this portfolio, and we are diligently working on our next acquisition.

Further, below is our 2022 dividend allocation for federal income tax purposes.  MRC’s tax return for the year ended December 31, 2022, has not yet been filed.  As a result, the income tax allocation for the dividends discussed below has been calculated using the best available information as of the date of this announcement.  If the amounts noted below change materially once we complete our 2022 tax return, we will provide corrected information once we are able to do so.   Please note that tax laws affect taxpayers differently, and the above information is not intended as advice to shareholders as to how dividends should be reported on their tax returns.  We encourage shareholders to consult with their own tax advisors with respect to the income tax effects of these dividends.

Record Date	Payment Date	Ordinary Dividends*	Capital Gain Distribution	Return of Capital	Total Distribution per Share
Common Stockholders

3/31/2022	4/29/2022	$-	$-	$0.09000	$0.09000

6/30/2022	7/29/2022	$-	$-	$0.10000	$0.10000

9/30/2022	10/28/2022	$-	$-	$0.10500	$0.10500

12/31/2022	1/20/2022	$-	$-	$0.11000	$0.11000

Totals		$-	$-	$0.40500	$0.40500

		0.00%	0.00%	100.00%
* Also section 199A dividend

We appreciate your investment in MRC.  We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered.  We believe your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.  This letter does not constitute an offer to purchase or sell Mackenzie securities. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. A copy of the Offering Circular may be obtained on the SEC’s website: https://www.sec.gov/Archives/edgar/data/1550913/000155091322000031/mrc253g2111022.htm.